UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2022

 North Haven Private Income Fund LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-56388	87-4562172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1585 Broadway New York, NY	10036
(Address of principal executive offices)	(Zip Code)

1 (212) 761-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class S Units	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b- 2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Item 3.02. Unregistered Sales of Equity Securities.
As of December 1, 2022, North Haven Private Income Fund LLC (the "Company" or the "Fund"), sold approximately 2,297,154 of the Company’s Class S units (the “Units”) for an aggregate offering price of approximately $42.9 million, reflecting $18.69 net asset value per unit (with the final number of Units being determined on December 23, 2022).
The sale of Units was being made pursuant to subscription agreements entered into by the Company and its unitholders. The issuance of the Units is exempt from the registration requirements of the Securities Act of 1933, as amended, (the “Securities Act”) pursuant to Section 4(a)(2) thereof and Regulation D thereunder. The Company relied, in part, upon representations from the unitholders in the subscription agreements that each unitholder was an accredited investor as defined in Regulation D under the Securities Act.
Item 7.01. Regulation FD Disclosure.
On December 28, 2022, the Company disclosed the below information.
Distribution:
On December 20, 2022, the Board of Directors of the Company declared a distribution to unitholders of record in the amount of $0.1441 per unit, representing an annualized distribution yield of approximately 9.25%.
Annualized distribution yield is calculated by dividing the declared distribution by the prior month's net asset value and annualizing over 12 monthly periods.
The distribution will be payable on or around January 4, 2023 to unitholders of record as of December 31, 2022.
Company's Portfolio:
As of November 30, 2022, the Company had investments in 196 portfolio companies across 44 industries with an aggregate par value of approximately $2,412.3 million, which consisted of 97.7% first lien debt investments, 1.1% second lien debt investments and 1.2% other securities, based on par value or cost, in the case of equity investments. As of November 30, 2022, 99.9% of the debt investments, based on par value, in the Company's portfolio were at floating rates. During the period from November 1, 2022 through November 30, 2022, the Company had new investment commitments of approximately $16.6 million, 100.0% of which were directly originated and approximately 100.0% of which were in senior secured loans. As of November 30, 2022, approximately 81.5% of the Company’s total investment commitments were in directly originated senior secured loans and equity investments and approximately 18.5% were in broadly syndicated loans, which the Company primarily uses for cash management purposes.

The table below describes investments by industry composition based on par value or cost, in the case of equity investments as of November 30, 2022:

Industry	Par ($ in millions)	% of Par
Software	$508.4	21.1%
Insurance Services	351.5	14.6
Health Care Providers & Services	157.5	6.5
Commercial Services & Supplies	146.8	6.1
Diversified Consumer Services	131.0	5.4
IT Services	104.5	4.3
Distributors	86.6	3.6
Air Freight & Logistics	80.9	3.4
Real Estate Management & Development	80.2	3.3
Professional Services	68.9	2.9
Other	696.0	28.8
Total	$2,412.3	100.0%
The table below shows the Company's ten largest portfolio company investments based on par value or cost, in the case of equity investments as of November 30, 2022:

Issuer	Par ($ in millions)	% of Par
World Insurance Associates, LLC	$67.5	2.8%
Kaseya, Inc.	66.4	2.8
Integrity Marketing Acquisition, LLC	52.9	2.2
AGI-CFI Holdings, Inc.	51.6	2.1
LegitScript, LLC	50.0	2.1
Anaplan, Inc.	50.0	2.1
RSC Acquisition, Inc.	49.6	2.1
Caerus US 1, Inc.	49.6	2.1
Redwood Services Group, LLC	48.5	2.0
Excelitas Technologies Corp.	47.6	2.0
Other	1,878.6	77.7
Total	$2,412.3	100.0%
Net Asset Value:
As of November 30, 2022, the Company's aggregate net asset value was approximately $1,245.4 million, and the Company had $690.3 million of debt outstanding (at principal).

Capital Transactions:
For the closings of the Company’s private offering of Units that have been completed during the three months ending December 31, 2022, the Company has sold approximately 7,045,416 Units for an aggregate purchase price of $131.6 million. For the closing of the Company’s quarterly repurchase plan completed during the quarter ending December 31, 2022, approximately 1,085,929 Units were accepted for purchase pursuant to the tender offer statement on Schedule TO, including the exhibits attached thereto, that was filed on November 10, 2022, which represented approximately 1.8% of Units outstanding as of September 30, 2022.
Recent Developments:
During the period from December 1, 2022 through December 23, 2022, the Company made new investment commitments of approximately $59.5 million, of which 100.0% were in directly originated senior secured loans. As of December 23, 2022, the Company had approximately $2,471.8 million of aggregate par value or cost, in the case of equity investments, approximately 81.9% of which were directly originated senior secured loans and equity investments and approximately 18.1% of wihch were broadly syndicated loans, which the Company primarily uses for cash management purposes. As of December 23, 2022, approximately 97.7% of the aggregate par value of the Company's investments are comprised of first lien debt investments. The Company continues to monitor the current market environment and focus on increasing the amount of private loans in the portfolio as it further deploys capital.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2022	North Haven Private Income Fund LLC

	By:	/s/ Venugopal Rathi
Venugopal Rathi
Chief Financial Officer